Cargill Dow LLC
Where performance comes naturally™

SALES AND PURCHASE AGREEMENT

Cargill Dow LLC ("CD"), 15305 Minnetonka Boulevard, Minnetonka, Minnesota 55345 ("CD") agrees to sell to Customer and Customer agrees to buy from CD the Products listed below in accordance with this Sales and Purchase Agreement.
The following Attachments form an integral part of this Agreement:

X Attachment A – General Terms & Conditions
X Attachment B – Patent License/Labeling Requirements
X Attachment C – Product Specifications
X Attachment D – Other Terms and Conditions
X Attachment E – Trademark License

Customer Name: Biocorp North America ("Customer")

Invoice Address: 5155 West Rosecrans Avenue
Suite 1116
Los Angeles, CA 90250

Contract Period: **Effective Date:** June 25,, 2003

Termination Date: December 31, 2003, provided that the Agreement will annually renew for additional one year terms, unless earlier terminated as provided herein.

Products: 5050D (Wide Spec) PLA resin
Quantity Customer to Buy: See Attachment D
Quantity CD to Sell: See Attachment D
Price (including basis): See Attachment D
Transportation Terms: See Attachment D
Title, Risk of Loss transfer: FOB Destination, Freight Prepaid

This document, together with the attachments listed above, constitutes the complete and final agreement between Customer and CD. No changes of the terms of this Agreement shall be effective unless they are in writing and are signed by an authorized representative of each party, and if required, until they have received government approval.

Signature below indicates the parties' intention to form a binding contract that includes all Attachments indicated above as forming part of this Agreement. PLEASE READ ALL TERMS AND CONDITIONS BEFORE SIGNING.

CARGILL DOW LLC	BIOCORP NORTH AMERICA, INC.
[signature]	[signature]
Name: Patrick R Gruber	Name: Frederic Scheer
Date: 7/3/03	Date: 06/24/03

ATTACHMENT A – GENERAL TERMS AND CONDITIONS

1. **CD commitments.** (a) Title. CD will convey all Products with good title, free of any lawful lien or encumbrance. (b) Sales Specifications. The products will, at the time of shipment, meet the then current sales specification(s) as agreed by CD and Customer. Current sales specifications form Attachment D to this Sales and Purchase Agreement. CD will inform Customer if Sales Specifications change. (c) MSDS, instructions. CD will provide Customer with current material safety data sheets (MSDS) for the Products. CD will provide to Customer information and instructions necessary for the proper handling, use, selling, storage, transportation and disposal of the Products.

2. **Exclusion of all other Warranties.** The commitments of sections 1(a) and 1(b) of these General Terms and Conditions are CD's sole warranties for the products sold to Customer under this Agreement. CD EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGMENT OR TITLE WITH RESPECT TO THE PRODUCTS SOLD TO CUSTOMER UNDER THIS AGREEMENT WHETHER USED ALONE OR IN COMBINATION WITH OTHER MATERIALS.

3. **Limitation of Liability.** Neither CD nor Customer will be liable for consequential, incidental, exemplary, punitive, or special damages. Customer's exclusive remedy for claims (including breach of warranty, negligence and strict liability) is limited to replacement of the product or repayment of the purchase price paid for the products that are the subject of the claim.

4. **Notice and Waiver of Claims.** Customer will inform CD in writing of any claim within 90 days after Customer learns or reasonably should have learned of the claim: or else the claim is waived. Continued use of Products by Customer after Customer learns of a claim or learns that Product does not meet Customer's specifications waives any claim arising from such continued use.

5. **Customer commitments.** (a) Payment/Taxes. Customer will pay for the Product on the agreed terms. Customer will also pay all taxes and duties, except income taxes, that are levied, now or in the future, in connection with the sale, transportation or disposal of the Products to or by the customer. Unless required by law, all payments made by Customer hereunder shall be made free and clear of, and without deduction for, any present or future taxes imposed by any jurisdiction or government. If Customer shall be required by law to make any deductions from or in respect of any sum payable under this agreement then (i) Customer shall make such deductions or shall cause such deductions to be made at the lowest rate applicable to such payments, (ii) Customer shall pay or shall cause to be paid the full amounted deducted to the relevant tax authority in accordance with applicable law, and (iii) Customer shall promptly furnish Cargill Dow with copies of all tax receipts, signed by an authorized officer of Customer in connection with such payment of taxes and all such information and all copies of documents and certificates as Cargill Dow may reasonably request. (b) Credit. If Customer does not pay on, CD may upon notification to Customer defer shipments, accelerate the due date on all amounts owed CD, require cash payments or other security, or cancel this contract. Customer will pay all of CD's collections costs, including reasonable attorney's fees, if Customer does not pay on time. CD may charge the maximum interest allowable by law on all overdue amounts. (c) Responsible Practices. Customer will (i) familiarize itself with any product literature or information CD provides, including MSDS sheets, (ii) follow safe handling, use, processing, selling, storage, transportation and disposal practices, including special practices as Customer's use of the Products may require, and instruct its employees, contractors, agents and customers in these practices, (iii) dry the Products in accordance with CD's recommendations before use, and (iv) take appropriate action to avoid spills or other dangers to persons, property or the environment. CD may cancel this contract and/or discontinue supply of Products to Customer if Customer fails to comply with this subsection (c). Customer will indemnify and hold harmless CD for all claims, damages and related costs, including reasonable attorney fees, arising out of Customer's noncompliance with this subsection (c). (d) Transportation. Customer will furnish complete shipping instructions in sufficient time to enable CD to perform its obligations. Failure to do so excuses CD's performance. Destination or routing of shipments will be at CD's option. Customer will unload and return all transportation equipment to the carrier and in no event later than the tariff or contracted period free of detention charges. CD may collect a detention charge for its equipment held beyond CD's allowable time.

6. **Third Party Patents.** (a) CD Indemnification. CD will defend or settle any suit or proceeding brought against Customer based upon a claim that the Products directly infringes (35 USC §271(a)) any patent of any third party or that Licensed Products manufactured from the Products directly infringe (35 USC §271(a)) any patent of any third party solely due to the use of the Products, and CD will pay all costs finally awarded against Customer, provided that Customer (1) promptly informs CD of any such claim,

(2). provides CD exclusive control of the defense of any such claim or negotiation regarding the settlement of such claim. and (3) assists CD in defending such claim. CD will not be responsible for any costs, expenses or compromise incurred or made by Buyer without CD's prior written consent. CD may at its option (a) substitute a non-infringing product. (b) obtain for Customer rights to continue to use the Products or (c) refund to Customer the full purchase price of the Products, including any transportation costs. (b) <u>Customer's Use of Products</u>. Except as explicitly provided in subparagraph 6(a), CD shall not be liable with respect to any claim arising out of Customer's use, manufacture or sale of any product made from the Products, including any claim of induced or contributory infringement (35 USC §271(b) and/or (c)). Customer will defend, indemnify, and hold CD harmless CD against any loss, cost, liability and expense (including reasonable attorney's fees) arising from any such claims.

7. **Excused Performance**. The performance of a party is excused when (a) there is a contingency beyond that party's reasonable control (for example, accident, act of God, act of civil or military authority, riot, public protest, act of terrorism, war or labor difficulties, shortage of raw materials) that interferes with its production supply, transportation or consumption practices related to this agreement. CD's performance is also excused if CD is unable to obtain raw materials or energy on terms CD considers to be practical. If CD's performance is excused, all undelivered quantities of Product will be eliminated from the Agreement without liability and CD will allocate its supplies of raw materials and Products among their various uses in any manner that is fair and reasonable. Except where the nature of the event shall prevent it from doing so, the party suffering the force majeure event shall promptly notify the other party of the existence of the force majeure event and shall, to the extent reasonable and lawful under the circumstances, use reasonable commercial efforts to remove or remedy the cause with all reasonable dispatch: provided, however, neither party shall be required to settle a labor dispute against its own best judgment.

8. **Use of CD and Product Names**. Except as permitted in writing by CD, Customer shall not engage in advertising, promotion or publicity related to this Agreement, or make any public use of any of CD's name, trademarks, logos or symbols.

9. **Use of Forms**. For convenience, the parties may use their usual and customary forms (for example, purchase orders and invoices) in connection with the ordering, delivery and invoicing of Products bought and sold under this Agreement. However, no force or effect shall be given to any terms in any of those forms that are in addition to or inconsistent with this Agreement.

10. **Assignment**. This Agreement is not assignable by Customer without consent of Cargill Dow, which shall not be unreasonably withheld, except Customer may assign this Agreement without consent to a successor of substantially the entire portion of its business to which this Agreement relates. Cargill Dow may assign this Agreement in whole or in part.

11. **Termination**. Either party may terminate this Agreement if the other party fails to perform in any material respect any of its obligations under this Agreement and fails to cure such default within thirty(30) days after the party seeking termination gives written notice of such default

12. **Intentionally Omitted**.

13. **Cross-Border Sales**. The following special conditions will apply with respect to cross-border sales. (a) Legal title to the Products shall pass to Customer at the point at which risk of loss passes under current Incoterms, regardless of any contrary interpretation or any trade term that governs the transfer of risk of loss. For overland deliveries to Canada or Mexico, anything contained in Incoterms notwithstanding, when the term Delivered at Frontier ("DAF") is used, title and risk of loss to the Products will pass to Customer outside the United States upon the Products crossing the border of the United States and arriving in Canada or Mexico, but prior to customs clearance in that country. (b) In case of breakage or loss in transit, Customer will make notation of it on the expense bill before paying freight. All claims must be made within 5 days after receipt of Products at port of entry. (c) Each container for which a deposit is charged remains the property of CD and must not be used for shipment or storage of any other material. All such containers must be emptied and returned within 120 days from the date of invoice, transportation charges prepaid, to the United States of America port of entry in order for the deposit to be refunded.

14. **Restrictions on Use and Resale**. (a) Unless permitted by CD in writing, Customer will not use or allow others to use the Products or products made from the Products, in the following uses: (i) components of or packaging for tobacco products, (ii) components of products intended for human or animal consumption, (iii) in any application that is intended for any internal contact with human body fluids or body tissues, (iv) as a critical component in any medical device that supports or sustains human life, (v) in any product that is designed specifically for ingestion or internal use by pregnant women, or

(vi) in any application designed specifically to promote or interfere with human reproduction. (b) Customer will comply with Cargill Dow's Prohibited Substances Policy as set forth in Schedule 1 to this Attachment A. (c) As a condition of sale of downstream articles made or fabricated using Products, Customer will instruct its customers in writing of the restrictions on use set forth in subparagraphs (a) and (b) of this Paragraph 14. (d) Customer will not sell or barter Products, or otherwise provide them to third parties, except (i) Customer may sell, barter or provide to third parties articles made or fabricated from the Products, (ii) Customer may provide Products to subsidiaries and affiliates for manufacturing or fabrication into downstream articles and (iii) Customer may provide Products to third parties that will manufacture or fabricate them into downstream articles for Customer. (e) In using Products, Customer will comply in all respects with International Labour Organization Convention Concerning Minimum Age for Admission to Employment (26 June 1973) and International Labour Organization C182 Worst Forms of Child Labour Convention, 1999. (f) CD may cancel the Master Agreement and/or discontinue supply of Product if Customer if Customer fails to comply with this Section 14.

15. **General**. (a) A party will not be prevented from enforcing its rights under this Agreement on any occasion on account of its failure or delay in exercising its rights under this Agreement on a prior occasion. No waiver or assent by any party hereto to any breach of or default in any provision of this Agreement shall constitute a waiver of or an assent to any succeeding breach of or default of the same or any other provision. (b) The rights and obligations of Sections 2-6 and 8 of this Attachment A shall survive the cancellation, expiration or termination of this Agreement. (c) This agreement is governed by Minnesota law. The United Nations Convention on Contracts for the International Sale of Goods is excluded. (d) If any provision of this Agreement is found to be prohibited or unenforceable, the remaining provisions of this Agreement will remain in effect and enforceable to the extent permitted by law. The parties or tribunal charged with the matter will in good faith attempt to substitute the prohibited or unenforceable provision with another provision that is not prohibited and is enforceable and which as nearly as practicable places the parties in the position contemplated by the provision found to be prohibited or unenforceable.

Cargill Dow LLC
Where performance comes naturally™

Schedule 1
Cargill Dow Prohibited Substances Policy

A significant component of the product and brand value of Cargill Dow's product, for both CD and Customer, lies in PLA's more environmental friendly and sustainable feedstocks and processes. Unfortunately, there are substances that could be used with PLA that could substantially diminish this value. Therefore, CD and Customer agree that preservation and enhancement of PLA's product and brand value requires limitations on the materials that can be added to or blended with or used to further process PLA-based products.

Cargill Dow has established this list of prohibited substances in order to provide objective guidance to Customer. Cargill Dow may from time to time add to or amend this list as Cargill Dow, in its sole discretion, judges appropriate. This list identifies a number of substances that may pose a significant risk to human health or the environment. Customer agrees that the science and understanding of human and environmental effects of chemicals is continuously improving, and that responsible business practices require Customer to ensure that they are reasonably well-informed of the characteristics and potential human and environmental impacts of materials used in the course of business.

(A) Customers will not intentionally use any Persistent Organic Pollutants (POPs) in PLA. POPs are defined under the UN Convention on Persistent Organic Pollutants in Final Act of the Conference of Plenipotentiaries on the Stockholm Convention on Persistent Organic Pollutants in Annex A,B, & C on 22 May 2001. More information regarding POPs can be found at the following web site: http://www.pops.int. The 12 chemicals are:

Aldrin 309-00-2
Chlordane 57-74-9
Dichlorodiphenyl-tricholorethane (DDT) 50-29-3
Dieldrin 60-57-1
Endrin 72-20-8
Heptachlor 76-44-8
Hexachlorobenzene (HCB) 118-74-1
Mirex 2385-85-5
Polychlorinated biphenyls (PCB)
Polychlorinated dibenzo-p-dioxins (dioxins) (PCDD)
Polychlorinated dibenzofurans (furans) (PCDF)
Toxaphene 8001-35-2

(B) Customers will not intentionally use any substances in the U.S. Environmental Protection Agency in the Toxics Release Inventory "Persistent, Bioaccumulative and Toxic" (PBT) list (promulgated under Section 313 of the Emergency Planning and Community Right to Know Act of 1999) (EPCRA). Here are the 16 PBT chemicals and 4 PBT chemical compound categories that are subject to reporting under the EPCRA section 313:

Dioxin and dioxin-like compounds
Lead Compounds
Lead and Lead Compounds
Mercury compounds
Polycyclic aromatic compounds (PACs)
Aldrin 309-00-2
Benzo(g,h,i)perylene 191-24-2
Chlordane 57-74-9
Heptachlor 76-44-8
Hexachlorobenzene 118-74-1
Isodrin 465-73-6
Lead 7439-92-1
Mercury 7439-97-6
Methoxychlor 72-43-5
Octachlorostyrene 29082-74-4
Pendimethalin 40487-42-1
Pentachlorobenzene 608-93-5

Polychlorinated biphenyl (PCBs)	1336-36-3
Tetrabromobisphenol A	79-94-7
Toxaphene	8001-35-2
Trifluralin	1582-09-8

(C) Customers will not intentionally add, or have present at or above 1000 ppm in their end product, any carcinogenic materials as defined by ACGIH Chemical Substance TLV Committee under category A1 (Confirmed Human Carcinogen) or A3 (Confirmed Animal Carcinogen defines these materials with Unknown Relevance to Humans) of ACGIH 2002 TLVs.

(D) Customers will not intentionally add, or have present at or above 500 ppm, any heavy metals on the following list:

Arsenic (Ar)
Lead (Pb)
Cadmium (Cd)
Chromium (Cr+6)
Mercury (Hg)
Nickel (Ni)

(E) Customers will not intentionally add, or have present at or above 500 ppm endocrine disruptors which interfere with endocrine system function. Such substances are currently known to include:

Atrazine
Chlordanes
Chlordecone (Kepone)
DDD
DDE
DDT
1,2-Dibrom0-3-Chloropropane
Dicofol (Kelthane)
Dieldrin
Diethylstilbestrol (DES)
Dioxins (2,3,7,8-)
Endosulfans
Furans (2,3,7,8-)
Lindane
Methoxychlor
p-Nonylphenol
PCBS
Toxaphene
Tributyl Tin

(F) Ozone Depleting Chemicals/Substances/Products (See 40 CFR 82). Customers will not add, or have present in products ozone-depleting chemicals, substances or products. The US EPA listed ozone-depleting substances currently include:

HCFC's
chlorofluorocarbon-11 (CFC-11)
chlorofluorocarbon-12 (CFC-12)
chlorofluorocarbon-113 (CFC-113)
chlorofluorocarbon-114 (CFC-114)
chlorofluorocarbon-115 (CFC-115)
halon-1211
halon-1301
halon-2402
chlorofluorocarbon-13 (CFC-13)
chlorofluorocarbon-111 (CFC-111)
chlorofluorocarbon-112 (CFC-112)
chlorofluorocarbon-211 (CFC-211)
chlorofluorocarbon-212 (CFC-212)
chlorofluorocarbon-213 (CFC-213)
chlorofluorocarbon-214 (CFC-214)
chlorofluorocarbon-215 (CFC-215)
chlorofluorocarbon-216 (CFC-216)
chlorofluorocarbon-217 (CFC-217)
carbon tetrachloride
methyl chloroform

ATTACHMENT B—PATENT LICENSE/LABELING REQUIREMENTS

1. A non-exclusive license is granted to Customer to use the Products under the following patents. The license is limited to the quantities of Products purchased, and does not extend to the use any products of third parties. The license is not transferable, except to (a) purchasers of downstream articles made or fabricated from the Products, (b) subsidiaries and affiliates of customer who manufacture or fabricate the Products into downstream articles, or (c) third parties who manufacture or fabricate downstream articles from the Products of Customer.

PLA Extrusion Coating Grades (1100)	5,444,113 (claims 1-3, 8, 12, 14, 16, 18, 20 only), 5,475,080, 5,763,564 (claims 19-21, 31-34 only), 5,834,582 (claims 1-80, 95-96 only), 5,852,166, 5,981,694 (claims 12, 13,23, 24 only), 6,114,495 (claims 8, 17-22 only), 6,183,814, 6,197,380, 6,312,823
Extrusion/Thermoforming Grades (2000, 2002, 2100, 5060D) **Amorphous Film Grades** (4050, 4060) **Bottle Grades** (7000D)	5,444,113 (claims 1-3, 8, 12, 14, 16, 18, 20 only), 5,585,191, 5,763,564 (claims 19-21, 31-34 only), 5,798,436, 5,834,582 (claims 1-80, 95-96 only), 5,981,694 (claims 12,13, 23, 24 only), 6,005,068, 6,114,495 (claims 8, 17-22 only), 6,207,792, 6,312,823
Biax Film Grades (4031, 4041, 4042)	5,444,113 (claims 1-3, 8, 12, 14, 16, 18, 20 only), 5,763,564 (claims 19-21, 31-34 only), 5,773,562, 5,834,582 (claims 1-80, 95-96 only), 5,981,694 (claims 12, 13, 23, 24 only), 6,093,791, 6,114,495 (claims 8, 17-22 only), 6,312,823
Fibers Grades (6000 series)	5,444,113 (claims 1-3, 8, 10, 12, 14, 16, 18, 20 only), 5,525,706, 5,763,564 (claims 19-21, 31-34 only), 5,807,973, 5,834,582, 5,981,694 (claims 12, 13, 23, 24 only), 6,111,060, 6,114,495 (claims 8,17-22 only)

2. For products made and/or sold in the United States, Customer will mark products made from the Product, their labeling and/or packaging with the patent numbers listed above for the particular Product(s) purchased by affixing the word "Patent" or "Pat." followed by the patent numbers (35 USC §287(a)). It is not necessary to designate any particular patent claims.

ATTACHMENT C—PRODUCT SPECIFICATIONS

6050D (wide spec)

<3.5 RV
< .3% residual lactide
<.3% reformation
approved for food use

ATTACHMENT D—OTHER TERMS AND CONDITIONS

1. **Quantities to buy and sell; Price.** During calendar year 2003, Customer shall purchase, and Cargill Dow shall supply, 500,000 lbs. of Product, at a price of $0.38/lb. If Customer does not purchase 500,000 lbs. of Product by December 31, 2003, Customer shall pay Cargill Dow $190,000 less the amounts paid by Customer for any Product purchased prior to such date. Customer must take delivery of any Product purchased prior to January 1, 2004 no later than April 1, 2004. In addition, Customer shall have the option to purchase, and Cargill Dow agrees to supply, an additional 2,000,000 lbs. of Product at a price of $0.40/lb. The foregoing option must be exercised by Customer in writing prior to December 31, 2003. Customer must take delivery of the additional 2,000,000 Lbs no later than December 31st 2004. If Customer exercises the foregoing option, then subject to the approval of Cargill Dow's Finance Committee, Cargill Dow will offer the following terms to Customer:

   For calendar year 2004 – purchase price of $0.40/lb. for 750,000 lbs. of Product, and option to purchase an additional 2,000,000 lbs. of Product at $0.45/lb.

   For calendar year 2005 – purchase price of $.50/lb. for 1,000,000 lbs. of Product and an option to purchase an additional 2,000,000 lbs. at $.50/lb.

   If the Finance Committee does not approve the foregoing terms and the parties are unable to agree on terms of sale for 2004 and 2005, this Agreement shall terminate on December 31, 2003, and shall not renew for additional one year terms.
2. **Transportation, Title, Risk of Loss Transfer:** FOB Destination, Freight Prepaid
3. **Minimum Order Quantity**: One truckload (approximately 40,000 lbs.)

   Additional costs incurred by Cargill Dow for customer shipments for smaller quantities will be for Buyer's account.
4. **Payment Terms**:
   a. First 500,000 lbs: Cash payment in full required prior to shipment. Payment to be made by wire transfer of immediately available funds to Cargill Dow's bank prior to shipment.
   b. After first 500,000 lbs: Payment net thirty (30) days of invoice, provided that upon exercise of the option for the additional 2,000,000 lbs and prior to any shipment of Products, Customer will at Cargill Dow' request deliver to Cargill Dow an Irrevocable Letter of Credit drawn on a bank and in a form acceptable to Cargill Dow, for an amount equal to $800,0000 (i.e. the purchase price of the additional 2MM lbs.). Customer will bear all bank and other charges associated with obtaining and delivering the letter of credit.

Cargill Dow LLC
Where performance comes naturally™

ATTACHMENT E – TRADEMARK LICENSE

Definitions. As used in this Schedule:

(a) "**Trademarks**" means Natureworks and the NatureWorks and EcoPLA logos.
(b) "**Branded Products**" means the products described in Attachment E-2.
(c) "**Promotional Materials**" means packaging, labeling, hang tags, advertising materials, display materials, and any other promotional materials of any type and in any media whatsoever.
(d) "**Territory**" means the territory set forth in Attachment E-2.

2. Grant of License. Subject to the terms and conditions of this Attachment E (including attachments E-1 and E-2), Cargill Dow grants Company a non-exclusive license during the term of the Agreement to use the Trademarks in connection with the marketing, sale and distribution of Branded Products in the Territory. This license is not assignable or transferable by Company, and does not include any right to grant sublicenses. This license does not give Company any right, title or interest in the Trademarks other than the license granted herein.

3. Use Requirements. Company will use the Trademarks only in accordance with Usage Guidelines provided by Cargill Dow as such guidelines are modified from time to time in Cargill Dow's sole discretion, and the requirements of Attachment E-1. Company will not use the Trademarks in any way that would disparage or injure Cargill Dow's reputation for high quality. The Trademarks (i) may not be used apart from Branded Products or Promotional Materials for the Branded Products (ii) may not be used to identify the Branded Products as products of Cargill Dow (iii) may be used only to represent that the Branded Products are manufactured using PLA from Cargill Dow. The Branded Products must meet the General Requirements set forth in Schedule E-2.

4. Ownership and Goodwill. Company will do nothing inconsistent with Cargill Dow's ownership of the Trademarks, and will not contest the validity of any rights of Cargill Dow in the Trademarks or Cargill Dow's registration thereof. Company expressly agrees that all of its use of the Trademarks, including any goodwill, shall inure solely to the benefit of the Cargill Dow.

5. Compliance with Law. All of Company's Promotional Materials that include the Trademarks will comply with all applicable laws and regulations in each country in which the Promotional Materials are used.

6. Pre-approval. Company will send copies and/or samples of all Promotional Materials and Branded Products that bear the Trademarks to Cargill Dow for approval at least 30 days before they are scheduled to be put into use; and Company agrees not to use the Trademarks on such Promotional Materials or Branded Products if Cargill Dow reasonably objects.

7. Standards of Quality; Testing. Company will permit Cargill Dow to have reasonable inspection of Company's operations to ensure compliance with the terms and conditions of this Agreement. Licensee will promptly remedy any non-conformity upon reasonable notice to Cargill Dow. At Cargill Dow's request, Licensee will provide samples of the Branded Products for testing to ensure compliance with the terms of this Agreement.

8. Indemnification. Company will indemnify, defend, and hold harmless Cargill Dow, its affiliates and their respective officers and directors, from and against any and all claims, losses, damages and associated legal expenses arising out of or relating to any of the following: (i) Company's breach of any representation, warranty, or covenant hereunder; or (ii) Company's unauthorized use of the Trademarks; or (iii) third party claims against Cargill Dow involving Company's activities under this Agreement or other conduct of Company's business, including without limitation the marketing, sale, or manufacture of Branded Products (other than claims, losses, damages and associated legal expenses arising from Company's use of the Trademark as expressly authorized hereunder); or (iv) the material violation by Company of any statutory or regulatory obligation; or (v) alleged defects in the Branded Products.

9. Warranty/Limitation of Liability. Cargill Dow warrants that it has the right to grant the licenses granted hereunder and that the use of the Trademarks in compliance with this agreement does not infringe any third party's trademark in the United States. CARGILL DOW MAKES NO OTHER WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE TRADEMARKS. IN NO EVENT WILL CARGILL DOW BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES (INCLUDING LOSS OF BUSINESS PROFITS) ARISING FROM OR RELATING TO COMPANY'S USE OF THE TRADEMARKS.

10 Litigation. Cargill Dow shall have the sole right and discretion to bring proceedings involving the Trademarks against third parties. Company will notify Cargill Dow immediately of the commencement of any legal action against Company for trademark infringement or unfair competition based on Company's use of the Trademarks and to keep Cargill Dow apprised of developments in such cases. Company shall not settle any such legal action without the prior written consent of Cargill Dow if the terms of the settlement adversely affect the rights of Cargill Dow to use or license the Trademarks. Company will modify or cease its use of the Trademarks if requested by the Cargill Dow as a condition of settlement of any litigation brought by a third party pertaining to Company's use of the Trademarks.

11. Effect of Termination. Upon any termination of the Sales and Purchase Agreement, Company shall immediately discontinue all use of the Trademarks, and thereafter shall not adopt or use any designation that is confusingly similar thereto. However, Company may continue to sell Branded Products from inventory that are labeled with the Trademarks for up to 120 days after the termination of the Sales and Purchase Agreement, unless this agreement is terminated for cause.

Cargill Dow LLC
Where performance comes naturally™

Attachment E-1
Use and Style Requirements

1. Combined Logo and Signature Line. The approved style is:

NatureWorks™

a. Logo and Signature not to be printed smaller than 5/16" tall and 2-1/4" wide.
b. "NatureWorks™" is 100% black.
c. "NatureWorks™" is in Gill Sans light.
d. The "N" and "W" in NatureWorks™ are each capitalized.
e. Logo Colors: Outer ring is PMS 3268, or in CMYK values of 87% cyan and 51% yellow. Leaf design is PMS 3145, or in CYMK values of 100% cyan, 18% yellow and 18% black.
f. The logo is larger and centered vertically.
g. Logo may be printed in 100% black.

2. Combined Logo and Signature Line may be used only in conjunction with a statement that the Branded Prodcut is made from or using NatureWorks™ PLA. Examples of suitable statements are "Made From NatureWorks™ PLA", "Made Using NatureWorks™ PLA" and "Contains NatureWorks™ PLA".

3. NatureWorks™ may be used alone, as an adjective associated with the generic name of Cargill Dow's product (i.e, NatureWorks™ PLA). Otherwise, mark elements may not be separated; provided, however that the EcoPLA logo may be used alone when it is not technically feasible to display the Logo and Signature together.

4. All Promotional Materials displaying the Trademarks must include a notice that the Trademarks are the property of Cargill Dow LLC. The preferred notice is "NatureWorks and the NatureWorks logo are trademarks of Cargill Dow LLC."

5. Licensee will not alter the Trademarks or separate their elements. Licensee will print the registration symbol ® or the trademark symbol ™ (as prescribed by Cargill Dow) next to the most prominent use of the Trademarks on any Branded Products or Promotional Materials on which the Trademarks appear.

Cargill Dow LLC
Where performance comes naturally.™

Attachment E-2

Quality Requirements/General Conditions of Use by Licensee

1. Use of the Trademarks is approved only in connection with the following products of Company: disposable cutlery
   This list of products may be modified from time to time as agreed in writing by the parties.
2. The Trademarks may only be used in connection with Branded Products in which 100% of the PLA component is manufactured by or for Cargill Dow. the Branded Products contain any other materials (more than 5% weight of processing aids or additives that are not PLA), or are co-extruded with or laminated to another materials which is not PLA from Cargill Dow, Cargill Dow must approve the products in advance.
   blends may be changed from time to time as agreed in writing by the parties.
3. The Trademarks will be exhibited prominently on all Promotional Materials.
4. Trademarks will not be used to identify the Branded Articles as products of Cargill Dow.
5. This license is granted for the following Territory: Worldwide. The Territory may be amended from time to time as agreed in writing by the parties.

AMENDMENT NO. 1 TO SALES AND PURCHASE AGREEMENT

This AMENDMENT is made and effective as of the 29th day of January 2004, by and between **Biocorp NA**, a U.S. company ("Customer"), and **Cargill Dow LLC**, a Delaware limited liability company ("Cargill Dow").

Customer and Cargill Dow entered into a Sales and Purchase Agreement, dated June 25, 2003 (the "Agreement"). The parties now desire to amend the Agreement subject to the terms and conditions set forth herein. Therefore the parties agree as follows:

All terms and conditions of the Agreement remain in full force and effect and apply to this Agreement, unless specifically modified below.

Modifications

1. On page one (1) of the Agreement, the "Products" list is amended to read:

   "5050D (Wide Spec) PLA resin (Cargill Dow reserves the right to substitute grades that can be used by Customer in its applications.)"

2. Attachment D, paragraph one (1) ("Quantities to buy and sell; Price.") is deleted in its entirety and replaced with the following:

   "For the period beginning January 1, 2004 and ending June 30, 2004, Cargill Dow will be obligated to sell and Customer will be obligated to buy a total of 484,000 lbs. of Product at $0.38/lb delivered according to the following schedule:

Month	Volume (lbs.)
January	50,000
February	32,000
March	80,000
April	122,000
May	80,000
June	120,000

   If Customer purchases less product than the aggregate amount set forth above, on July 1, 2004, Customer shall pay Cargill Dow $183,920 less the amounts paid by Customer between January and June for Product. Customer must take delivery of the corresponding Product no later than July 15, 2004 or waive its right to receive the Product.

   In addition, during period beginning on July 1, 2004 and ending December 31, 2004, Customer shall have the option to purchase, and Cargill Dow agrees to supply up to 167,000 lbs/month of Product at $0.40/lb. provided that in any month, Cargill Dow will not be required to supply more Product than was forecast six (6) months prior to the requested ship date, and ordered three (3) months prior to the requested delivery date. Customer may not cancel all or part of an order after it is placed.

   For calendar year 2005, Customer shall have the option to purchase, and Cargill Dow agrees to supply up to 250,000 lbs/month of Product at $0.50/lb. provided that in any month, Cargill Dow will not be required to supply more Product than was forecast six (6) months prior to the requested ship date,

and ordered three (3) months prior to the requested delivery date. Customer may not cancel all or part of any order after it is placed."

3. Attachment D, paragraph four (4) ("Payment Terms") is deleted in its entirety and replaced with the following:

> "Cash payment in full required prior to shipment. Payment to be made by wire transfer of immediately available funds received at Cargill Dow's bank prior to shipment."

AGREED:

CARGILL DOW LLC	**BIOCORP, INC.**
By: Snehal Desai	By:
Name: Snehal Desai	Name: Frederic Scheer
Title: VP	Title: President

AMENDMENT NO. 2 TO SALES AND PURCHASE AGREEMENT

This AMENDMENT is made and effective as of the 5th day of August, 2004, by and between **Nat-Ur, inc.** formerly Biocorp NA, a U.S. company ("Customer"), and **Cargill Dow LLC**, a Delaware limited liability company ("Cargill Dow").

Customer and Cargill Dow entered into a Sales and Purchase Agreement, effective June 25, 2003 and amended January 28, 2004 (the "Agreement"). The parties now desire to amend the Agreement to release Customer from its take or pay obligation, subject to the terms and conditions set forth herein. Therefore the parties agree as follows:

All terms and conditions of the Agreement remain in full force and effect and apply to this Agreement, unless specifically modified below. If there is a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment control.

Modifications:

1. The Agreement will terminate on December 31, 2005 and will not automatically renew unless the parties otherwise mutually agree in writing.

2. On page one (1) of the Agreement, the "Products" list is amended to read:

   "5050D (Wide Spec) and 5040D PLA resin (Cargill Dow reserves the right to substitute grades that can be used by Customer in its applications.)"

3. Attachment C, ("Product Specifications") is amended to add the following new specification:

   "Grade 5040D

Relative Viscosity >3.50	ASTM D-5225 Standard Test Method for Measuring Solution Viscosity of Polymers with a Differential Viscometer
%D < 6%	ASTM D-1925 Standard Test Method for the determination of Yellowness Index in Polymer Pellets
Residual Lactide ≤ 0.30%	Cargill Dow PLA_GC_013_01 Residual Lactide in Polylactide by Gas Chromatography using Flame Ionization Detection"

4. Attachment D, paragraph one (1) ("Quantities to buy and sell; Price.") is deleted in its entirety and replaced with the following:

"Cargill Dow will sell Product to Customer at the following prices:

July 1, 2004 – June 30, 2005	$0.40/lb.
July 1, 2005 – December 31, 2005	$0.50/lb.

Quantity shall be as specified in Customer's purchase order, which is subject to acceptance by Cargill Dow and not binding on Cargill Dow until the earlier of confirmation or shipment, and in the case of acceptance by shipment, only as to the portion of the order actually shipped. Cargill Dow is selling Product on a limited availability, first come - first serve basis."

AGREED:

CARGILL DOW LLC

By: Snehal Desai

Name: Snehal Desai

Title: VP

NAT-UR, Inc.

By: [signature]

Name: Frederic Scheer

Title: President